Whole Foods Market Announces Extension to Tender Offer

      AUSTIN, Texas, May 22 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) announced today that it had extended the expiration date for its tender offer to purchase outstanding shares of Wild Oats Markets, Inc. to 5:00 p.m., New York City time, on Wednesday, June 20, 2007

      On February 21, 2007, the Company and Wild Oats Markets announced they signed a definitive merger agreement under which the Company would acquire Wild Oats Markets' outstanding common stock in a cash tender offer at a price of $18.50 per share, or approximately $565 million based on fully diluted shares. The Company will also assume Wild Oats Markets' existing net debt, which totaled approximately $106 million on September 30, 2006. The Company expects to fund the transaction at closing using $700 million in new senior term loan facilities. Additionally, in conjunction with the transaction, the Company intends to expand its existing long-term senior revolving credit facility to $250 million. The Company agreed in the merger agreement to commence a tender offer on February 27, 2007 for all of Wild Oats Markets' outstanding common stock. The tender offer is conditioned upon at least a majority of the outstanding Wild Oats Markets' shares being tendered, as well as customary regulatory and other closing conditions, including the expiration or termination of any waiting period under the Federal Trade Commission's ("FTC") Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). Wild Oats Markets' board of directors has unanimously recommended that Wild Oats Markets' stockholders tender their shares in the offer. The Yucaipa Companies, Wild Oats Markets' largest shareholder with approximately 18% ownership, has committed to tendering its shares.

      The Company is currently working diligently with the FTC regarding the HSR Act review. On March 13, 2007, the Company and Wild Oats Markets, Inc. received a second request for additional information from the FTC in connection with the Company's proposed tender offer. On March 21, 2007, the Company announced that it extended the expiration date for its tender offer to purchase outstanding shares of Wild Oats Markets, Inc. to 5:00 p.m., Eastern Daylight Time, on Tuesday, April 24, 2007. On April 24, 2007, the Company announced that it again extended the expiration date for its tender offer to purchase outstanding shares of Wild Oats Markets, Inc. to 5:00 p.m., Eastern Daylight Time, on Tuesday, May 22, 2007. Today the Company is announcing that it has extended the expiration date for its tender offer to purchase outstanding shares of Wild Oats Markets, Inc. to 5:00 p.m., New York City time, on Wednesday, June 20, 2007.

      The extended tender offer is subject to additional extensions and to the receipt of customary regulatory approvals, including the expiration or termination of any waiting period under the HSR Act.

      Although the FTC has not yet decided whether to challenge the Wild Oats transaction, members of the FTC staff have voiced concerns regarding perceived anticompetitive effects resulting from the proposed tender offer and merger. Approval of the transaction by Whole Foods Market shareholders is not required.

      Wild Oats Markets is one of the leading natural and organic foods retailers in North America with annual sales of approximately $1.2 billion. Wild Oats Markets was founded in Boulder, Colorado in 1987 and listed on the NASDAQ National Market in 1996. Wild Oats Markets currently operates 110 stores in 24 states and British Columbia, Canada under four banners: Wild Oats Marketplace (nationwide), Henry's Farmers Market (Southern California), Sun Harvest (Texas), and Capers Community Market (British Columbia).

      As of the close of business on May 21, 2007, a total of 20,956,505 shares of common stock of Wild Oats, which represent approximately 70.1% of the 29,882,910 shares that were outstanding as of April 27, 2007 (according to the most recent Quarterly Report on Form 10-Q filed by Wild Oats) have been tendered and not withdrawn pursuant to the tender offer.

      The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats' stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats' stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or
(866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).

      About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 194 stores in the United States, Canada and the United Kingdom.

      The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

SOURCE  Whole Foods Market, Inc.
-0-
05/22/2007
/CONTACT:  Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc.,
        +1-512-542-0204/
/Web site:  http://www.wholefoodsmarket.com /
(WFMI)